UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material under §240.14a-12

PARKS! AMERICA, INC.

(Name of Registrant as Specified in its Charter)

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On February 1, 2024, Parks! America, Inc. issued the below press release:

Parks! America Files Preliminary Proxy Statement

Urges Stockholders to Wait to Receive the Company’s Definitive Proxy Statement and WHITE Proxy Card

Issues Open Letter to Focused Compounding

PINE MOUNTAIN, Georgia – February 1, 2024 — Parks! America, Inc. (OTCPink: PRKA) (the “Company”) announced today that it has filed its preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”) in connection with its Special Meeting of Stockholders (the “Special Meeting”) to be held February 26, 2024. The Company urges stockholders to wait to receive its definitive proxy statement and WHITE Proxy Card in the mail prior to determining how to vote at the Special Meeting. The Company also issued an open letter to Focused Compounding Fund, LP (collectively with its affiliates “Focused Compounding”). The full text of the letter follows.

Dear Focused Compounding,

As we have said before, we appreciate the opportunity to have a dialogue with you, and with all of our stockholders, as we remain focused on maximizing value for all stockholders. We believe a private dialogue would be more constructive, but we appreciate the opportunity, nonetheless.

Since my appointment as Chief Executive Officer in November 2022, we have been focused on building a new foundation for Parks! America, operationally, culturally and financially. Our primary goal has been to position the Company on a firmer operational and financial foundation, putting in place standards that will drive profitability and long-term financial performance. We are proud of the progress our team has made, and believe we have the right people in place to establish a solid base for sustained growth. We are optimistic about the opportunities ahead within our pillars of growth, which include core business growth, adjacent development and monetization of existing land and potential acquisitions of entertainment assets.

While the operating results of our 2023 fiscal year were dramatically impacted by a major EF3 category tornado that hit our leading revenue generating park in March 2023 with devastating results, we are incredibly proud of our team for its execution of a swift and focused plan that enabled us to reopen to guests in only twenty days.

We recognize your overall 38.5% position in the outstanding shares of the Company, which more than doubled as a result of the incremental 20% position you acquired on December 14, 2023 from our previous CEO.

Your stated aims are to remove our management and replace the Board of Directors with the principals of Focused Compounding. Your proposed slate of directors lacks any relevant industry experience, in stark contrast to the decades of experience in their respective industry segments that the current Board of Directors possesses in key areas, including entertainment, leisure, amusement, resort and real estate development. Furthermore, your proposed slate would not reflect appropriate independence for a board of directors and would constitute what you acknowledge to be a “takeover”1 – while failing to pay any corresponding control premium to your fellow stockholders. And yet your own confessed plan is limited to (i) the executive compensation of your “takeover” slate and (ii) vague references to corporate costs and capital allocation. As a result of all of this, we do not believe your “takeover” will serve the interests of all stockholders.

[1]	See DFAN14A filed by Focused Compounding Fund, LP et al. on January 8, 2024 with the U.S. Securities and Exchange Commission.

Nevada law clearly states the requisite threshold for a stockholder vote to remove directors at a stockholder meeting. Having misunderstood the threshold at the outset, you have now, it appears, shifted your strategy to a campaign of inflammatory and ad hominem attacks. You assert that the Board of Directors and management “worship at the altar of Nevada statute,” which we believe would imply that having the highest regard for applicable law is somehow a failure of the Board of Directors and management. A sentiment we do not share – and as a group seeking a “takeover” of a public company, we would hope you would not either. You are entitled to your opinions and feelings; however, they do not supersede the law.

Despite your opportunistic takeover maneuver, we continue to be open to engaging with you in a productive and constructive dialogue. If you develop strategic ideas to improve the operational efficiencies of the Company for the benefit of all stockholders, we welcome seeing them in writing, in the form of a strategic plan. We will gladly share your ideas with all stockholders and discuss them with you for their benefit.

Moving forward, we are dedicated to dramatically updating park assets and amenities, adding new attractions, improving the overall guest experience through implementation of consistent operational procedures throughout all the existing properties and evaluating strategic acquisition opportunities, while creating a workforce culture focused on operational efficiencies and customer satisfaction. We believe these critical projects, many of which had been neglected as a result of deferred maintenance and legacy style management, will generate repeat business, attract new customers and provide financial stability in the coming years.

I would also like to remind you that I specifically discussed our intention to improve and enhance overall corporate governance, including the resumption of annual stockholder meetings, during conversations with you starting in late spring of 2023. Delivering on those commitments, we are pleased to have announced that an annual stockholder meeting has been scheduled to be held on June 6, 2024. As we discussed with you previously, we remain committed to ensuring that such meetings will take place annually hereafter. We are also initiating conference calls to provide investors with information and context following each quarterly earnings press release. In my fourteen months in the role, I have focused my efforts, together with management and our Board of Directors, on making meaningful corporate governance advances – many of which were implemented well before your recent actions.

Again, we appreciate your sponsorship as a substantial investor, and we look forward to the opportunity to engage with you in meaningful dialogue for the benefit of all of our stockholders.

Regards,

Lisa Brady

President and Chief Executive Officer

Parks! America, Inc.

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About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional safari parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, as well as the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas, acquired on April 27, 2020.

Additional information, including our Form 10-K for the fiscal year ended October 1, 2023, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of U.S. securities laws. Forward-looking statements include statements concerning our future plans, business strategy, liquidity, capital expenditures, sources of revenue and other similar statements that are not historical in nature. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this news release and speak only as of the date hereof. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ significantly from those expressed or implied by such forward-looking statements. Readers are advised to consider the factors listed under the heading “Risk Factors” and the other information contained in the Company’s annual report and other reports filed from time to time with the SEC. We undertake no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with any matters that would be considered at the 2024 annual meeting of stockholders of the Company (the “Annual Meeting”). Additionally, the Company, its directors and certain of its executive officers may also be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with any matters that would be considered at the Special Meeting currently scheduled for February 26, 2024. The Company intends to file a definitive proxy statement and a WHITE Proxy Card with the SEC in connection with any solicitation of proxies from the Company’s stockholders with respect to the Annual Meeting and a definitive proxy statement and a WHITE Proxy Card with the SEC in connection with any solicitation of proxies from the Company’s stockholders with respect to the Special Meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENTS, THE ACCOMPANYING WHITE PROXY CARDS AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING AND TO THE SPECIAL MEETING. The Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2023 contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4 and 5, which are available through the SEC’s website at www.sec.gov. Updated information regarding the identity of potential participants, and their direct or indirect interests in the matters to be considered at the Annual Meeting and at the Special Meeting, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials that the Company anticipates filing with the SEC in connection with the Annual Meeting and the Special Meeting. Stockholders would be able to obtain the definitive proxy statement with respect to the Annual Meeting and the definitive proxy statement with respect to the Special Meeting, including any amendments or supplements to such proxy statements and other documents, if any, filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge on the Company’s website at https://animalsafari.com/investor-relations.

Contact:

Lisa Brady,

President and Chief Executive Officer

(706) 663-8744

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